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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    Sundance Assets, L.P.                     (Month/Day/Year)              FirstWorld Communications, Inc.     (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)            12/18/98                 5. Relationship of Reporting        -----------------------
    1400 Smith Street                      ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting              Director    X  10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                   X  Form filed by
    Houston          TX        77002          (voluntary)                      Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                                                                --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Series B Common Stock                         3,333,333                          D  *
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Series A Common Stock                         5,000,000                          D  *
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Warrants to Buy Series B                                  Series B
Common Stock                     immed    12/30/04        Common Stock   3,333,333    $3.00         D  *
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Warrants to Buy Series B                                  Series B
Common Stock                     immed    04/13/05        Common Stock   5,000,000    $3.00         D  *
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Explanation of Responses:

* Direct ownership for Sundance Assets, L.P. ("Sundance"); Ponderosa Assets,
  L.P. ("Ponderosa") is the sole general partner of Sundance; Enron Ponderosa
  Management Holdings, Inc. is the sole general partner of Ponderosa.

                                                                          Sundance Assets, L.P.

                                                                          By: Ponderosa Assets, L.P.
                                                                              Its General Partner

                                                                              By: Enron Ponderosa Management Holdings, Inc.
                                                                                  Its General Partner

                                                                                  By: /s/ ANGUS H. DAVIS                 10/8/99
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -----------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person      Date

Note. File three copies of this Form, one of which must be manually signed.       Title: Vice President and Secretary
                                                                                                                             Page 2
      If space is insufficient, See Instruction 6 for procedure.                                                     SEC 1473 (3-99)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.